Exhibit 21

SHUFFLE MASTER, INC.

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation

Shuffle Master International, Inc.	Nevada
Shuffle Master Australia Pty Ltd.	Australia
Gaming Products Pty., Ltd.	Australia
VIP Gaming Solutions Pty Limited	Australia
Shuffle Master Australasia Holdings Pty Ltd	Australia
Shuffle Master Australasia Pty Ltd	Australia
Shuffle Master Holding GmbH	Austria
Shuffle Master Management-Services GmbH	Austria
Shuffle Master GmbH	Austria
Shuffle Master Holding GmbH & Co Financing Consulting-KEG	Austria
Shuffle Master GmbH & Co KG (dba CARD)	Austria
Shuffle Up Productions, Inc.	Delaware
CARD Casinos Austria Research and Development Limited	New Zealand
Shuffle Master Asia Limited	Macau
Stargames Pty Ltd (subsidiaries listed below)	Australia
CARD Shuffle Master Investments (Proprietary) Limited	South Africa

Stargames Pty Ltd Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Stargames Group Management Pty Limited	Australia
Stargames Holdings Pty Limited	Australia
Professional Vending Services Pty Limited	Australia
Stargames Australia Pty Limited	Australia
Stargames Investments Pty Limited	Australia
Stargames Corporation Pty Limited	Australia
Precise Craft Pty Limited	Australia
Stargames Property Pty Limited	Australia
Australasian Gaming Industries Pty Limited	Australia
Advem Pty Limited	Australia
Stargames Assets Pty Limited	Australia
Stargames Corporation (NZ) Pty Limited	New Zealand